Exhibit 10.6(b)
2003 EIP Stock Units
May 2008 Stock Unit Award
Dear [Full Name]:
     You have been granted an Award as of May 7, 2008 of [amount] Stock Units under the Centex Corporation 2003 Equity Incentive Plan (as amended and restated effective May 7, 2008, and as such plan may be amended from time to time, the “Plan”), giving you the right to receive payment of a number of Shares of the common stock of Centex Corporation (the “Company”) equal to your vested units within the period specified in the Plan following each vesting date (or such earlier date that a substantial risk of forfeiture lapses as provided for under the Plan), provided you are still employed by the Company or an Affiliate on each such date. This Award will vest at the rate of 33 1/3% per year on each vesting date, which will occur on March 31, 2009, March 31, 2010 and March 31, 2011. If you cease to be employed by the Company or any of its Affiliates before a vesting date, in most cases you will forfeit any portion of this Award that has not vested as of your termination date.
     Most participants receiving this Award were provided an opportunity to make a deferred payment election in 2007. If you made a deferred payment election, the payment rules in the foregoing paragraph do not apply and your Payment Election Form and the terms and conditions of the Plan related to deferred payment control the timing of payment of this Award.
     The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.
     This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award. The provisions of the Plan are also the provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated into this Award and made a part of this Award for all purposes. Capitalized terms used and not otherwise defined in the Plan have the meanings ascribed to such terms in the Plan. A copy of the Plan is available to you upon request to the Law Department during the term of this Award. This Award is subject to the Company’s Policy on Recoupment in Restatement Situations, and you agree that you will comply with the terms of that Policy.
     This Award has been signed by Centex Corporation and delivered to you, and (when signed by you) has been accepted by you effective as of May 7, 2008.

ACCEPTED	CENTEX CORPORATION

[Full Name]	Timothy R. Eller
Chairman & Chief Executive Officer